UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Value Line Core Bond Fund
Value Line U.S. Government Securities Fund, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Value Line U.S. Government Securities Fund, Inc.
7 Times Square, 21st Floor
New York, New York 10036-6524
(212) 907-1900
February 4, 2013

Dear Shareholder:

I am writing to inform you about a proposed reorganization that would affect your investment in Value Line U.S. Government Securities Fund, Inc. (“your Fund”).  The Board of Directors (the “Board”) of your Fund determined, at the recommendation of your Fund’s investment adviser, EULAV Asset Management, to combine your Fund with another Value Line mutual fund; namely, Value Line Core Bond Fund (the “Acquiring Fund”). The Board and the Fund’s investment adviser believe that reorganizing your Fund into the Acquiring Fund would offer you potential benefits, including the opportunity to be part of a fund with a similar investment objective, a more diverse investment universe, and a larger asset size following the reorganization that may be better positioned in the market to increase asset size and achieve increased economies of scale with respect to certain fund expenses which may potentially lead to better long-term performance.  (Of course, we cannot guarantee future performance.)

Your Fund’s Board, including all the independent Directors, has unanimously approved the reorganization, determined that the reorganization is in the best interests of Fund shareholders and recommends that you approve the reorganization.

Following this letter are “Questions & Answers” describing in more detail the reorganization.  Also enclosed is a detailed proxy statement and prospectus (“Proxy Statement/Prospectus”) and a proxy card to be used at a meeting of your Fund’s shareholders to be held on March 21, 2013 to consider the proposed reorganization.  If the shareholders of your Fund approve the proposal, you will receive shares of the Acquiring Fund equal in value to the value of your shares of your Fund on the closing date of the reorganization, and you will become a shareholder of the Acquiring Fund.

You are cordially invited to attend the shareholder meeting to vote in person on the proposal.  If you do not expect to vote in person at the meeting, please cast your vote on the enclosed proxy card and return the proxy card in the enclosed postage-paid envelope or vote by touchtone phone or via the Internet as described in the Proxy Statement/Prospectus.  Please do not delay in voting your proxy.  When shareholders fail to return their proxies, additional expenses are incurred to pay for follow-up mailings and calls.  Your vote is important to us regardless of the number of shares you own.

We thank you for your time in considering this important proposal and for your continuing investment in Value Line Funds.

Very truly yours,

Value Line Funds
Mitchell E. Appel, President

Important Information to Help You Understand and Vote on the Proposed Reorganization

While we strongly encourage you to read the full text of the enclosed Proxy
Statement/Prospectus, we are also providing you with a brief overview of the proposal.
Your vote is important.

Questions & Answers

Has your Fund’s Board approved the Reorganization?

Yes.  Your Fund’s Board (including all the independent Directors) has carefully reviewed and unanimously approved the reorganization.  The Board recommends that you vote in favor of the agreement and plan of reorganization.

Why is the Reorganization being recommended?

In approving the reorganization, and deciding to recommend that you approve the agreement and plan of reorganization, your Fund’s Board (including all the independent Directors) determined that the reorganization is in the best interests of your Fund’s shareholders and that the interests of the shareholders will not be diluted as a result of the reorganization.  The Board believes that reorganizing your Fund into the Acquiring Fund offers you potential benefits, including the opportunity to be part of a fund with a similar investment objective, a more diverse investment universe, and a larger asset size following the merger that may be better positioned in the market to increase asset size and achieve increased economies of scale with respect to portfolio management, administration and operations.

The Board considered alternatives to the reorganization, including maintaining the status quo and liquidating the Fund.  The Board concluded that providing shareholders with the option of continuing their interest in the Acquiring Fund in a tax free reorganization was more advantageous to shareholders than maintaining the status quo or liquidating your Fund, which would be a taxable event.  The Board considered that the reorganization would not be effected unless approved by a majority of your Fund’s shareholders and that, if approved, any shareholder of your Fund that did not want to become a shareholder in the Acquiring Fund could redeem out at any time.

What effect will the Reorganization have on me as a shareholder?

Immediately after the reorganization, you will hold shares of the Acquiring Fund that are equal in value to your Fund’s shares that you held immediately prior to the closing of the reorganization, and you will be a shareholder of the Acquiring Fund.  The principal differences between your Fund and the Acquiring Fund are described in the enclosed Proxy Statement/Prospectus. The reorganization will not be a taxable transaction for federal income tax purposes, and you will not recognize any gain or loss, or be charged any sales charges or commissions, upon the exchange of your shares as part of the reorganization.

How do the Acquiring Fund’s assets, performance, fees and expenses compare?

As of December 31, 2012, the Acquiring Fund had net assets of approximately $31million and your Fund had net assets of approximately $77 million, so net assets of the combined fund would have been $108 million at December 31, 2012.

While the Acquiring Fund outperformed your Fund during the one-year, three-year, five-year, and ten-year periods ended December 31, 2012, that performance record for periods prior to December 10, 2012 was achieved under a different investment strategy.  Accordingly, that historical performance record is of limited relevance because the Acquiring Fund would have performed differently, and its performance may have been lower, using its current strategy.  However, the performance of the Acquiring Fund’s comparative index used for its current strategy -- the Barclays Capital U.S. Aggregate Bond Index -- outperformed both your Fund and the comparative index for your Fund for the one-year, three-year, five-year, and ten-year periods ended November 30, 2012.  Of course, past performance is not predictive of future results.  Also, a comparison of the Acquiring Fund’s comparative index against your Fund’s actual performance may be of limited benefit because you may not invest in an index and you would pay management fees, which would lower the performance of any index.

The reorganization will not result in an increase in your Fund’s expense ratio.  The pro forma expense ratio of the combined fund (1.02%) will be lower than the current expense ratios of both your Fund and the Acquiring Fund (1.12% and 1.30%, respectively), before giving effect to contractual fee waivers.  This benefit results from the permanent reduction in the Acquiring Fund’s management fee rate effective February 1, 2013 to an annual rate of 0.50% of average daily net assets (which is the same as your Fund’s management fee rate) and from economies of scale attributable to the larger combined fund which allows for fixed costs to be spread over the larger asset base.

Effective February 1, 2013 through June 30, 2014, contractual fee waivers further lower the Acquiring Fund’s management fee rate to 0.40% of average daily net assets and reduce the Acquiring Fund’s Rule 12b-1 (distribution) fee from 0.25% of average daily net assets to 0.20% of average daily net assets.  Through June 30, 2014, your Fund’s Rule 12b-1 fee is waived in its entirety.  After giving effect to these contractual fee waivers, the pro forma net expense ratio of the combined fund (0.87%) will be lower than the current net expense ratio of the Acquiring Fund (1.15%) and equal to that of your Fund (0.87%).

How would your Fund’s investment strategy and management change?

Your Fund and the Acquiring Fund have similar investment objectives.  Your Fund’s primary investment objective is maximizing income, without undue risk to principal, and the Acquiring Fund’s primary investment objective is maximizing current income   Your Fund’s secondary objectives are capital preservation and possible capital appreciation, and the sole secondary objective of the Acquiring Fund is capital appreciation when consistent with the Acquiring Fund’s primary objective.  Your Fund (Value Line U.S. Government Securities Fund, Inc.) invests principally in U.S. government securities, and the Acquiring Fund (Value Line Core Bond Fund) invests principally in bonds and other debt instruments, including U.S. government and U.S. corporate fixed income securities.  The Acquiring Fund also invests in lower-rated securities (commonly referred to as “high yield” or “junk” bonds) and foreign securities.  As a result, the Acquiring Fund invests in a more diverse portfolio of securities due to its broader investment universe and its risk profile is greater than that of your fund.

Your Fund and the Acquiring Fund are both managed by the same investment adviser and portfolio manager, so shareholders would receive the benefit of continuity of management.  Shareholders of your Fund would also experience the addition of a co-portfolio manager, Liane Rosenberg, who co-manages the Acquiring Fund alongside your Fund’s current portfolio manager.

What shareholder action is required?

The reorganization of your Fund into the Acquiring Fund may only be effected with the approval of the shareholders of your Fund.  If approved, your shares will automatically be exchanged for shares of the Acquiring Fund.

How do I cast my vote other than in person at the Meeting?

For your convenience, you may vote in any of the following three simple ways:

●	Internet – Simply log on to the website address located on your Proxy Card. You will need the control number found on the Proxy Card at the time you execute your vote.

●	Touchtone Phone – Simply dial the toll-free number on the enclosed Proxy Card and follow the automated instructions. Please have the Proxy Card available at the time of the call.

●	Mail – Simply sign, date, and complete the reverse side of the Proxy Card and return them in the postage-paid envelope provided.

If I only have a few shares, why should I bother to vote?

Your vote makes a difference.  If many shareholders choose not to vote, your Fund may not receive enough votes to reach a quorum in order to conduct its shareholder meeting.  If that appears likely to happen, your Fund will have to send additional mailings to shareholders to try to get more votes – a process that would be very costly.

What is the deadline for submitting my vote?

We encourage you to vote as soon as possible to make sure that your Fund receives enough votes to act on the proposal.  The final opportunity to cast your vote is at the shareholder meeting.

Who do I call if I have questions?

If you have any questions regarding the proposal or need assistance in completing your proxy card or casting your vote by the live operator, the touchtone phone process or via the Internet, please call Boston Financial Data Services, Inc, a professional proxy solicitation firm that has been engaged to assist shareholders in the voting process, at 1-855-520-7715 (toll-free).  Representatives are available Monday through Friday, 8:00 a.m. - 6:00 p.m. (Eastern Time), and Saturday, 10:00 a.m. - 6:00 p.m. (Eastern Time).